Exhibit 10.1

THIRD AMENDMENT TO SECOND AMENDED AND RESTATED

CREDIT AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (the “Third Amendment”), dated June 14, 2007, is entered into by and between SRI/SURGICAL EXPRESS, INC., a Florida corporation (“Borrower”), WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (“Wachovia”) and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (“LaSalle,” and together with Wachovia, the “Banks”);

WITNESSETH:

WHEREAS, the Borrower and the Banks have previously entered into the Second Amended and Restated Credit and Security Agreement, dated as of June 21, 2005 as amended by that certain Amendment to the Second Amended and Restated Credit and Security Agreement, dated as of May 8, 2006 and the Second Amendment to Second Amended and Restated Credit and Security Agreement dated as of August 31, 2006 (collectively, the “Agreement”), and

NOW, THEREFORE, in consideration of the premises, mutual covenants hereinafter contained and other good and valuable consideration, the Borrower and the Banks do hereby amend the Agreement as follows:

Section 1. Section 7.2 of Agreement Amended. Section 7.2 of the Agreement is hereby amended by deleting in its entirety such Section 7.2 and inserting the following in lieu thereof:

7.2 Funds Flow Coverage Ratio. Borrower shall, on a consolidated basis, maintain, a Funds Flow Coverage Ratio of not less than (a) 1.75 to 1.00 for the fiscal quarter June 30, 2007, and (b) 2.00 to 1.00 for the fiscal quarter ending September 30, 2007 and thereafter. “Funds Flow Coverage Ratio” shall mean (i) the sum, for the four fiscal quarters then ended, of net income after taxes plus depreciation, amortization of good will, interest, Add-Backs and expenses related to Share Based Payments as required by Statement of Financial Accounting Standards (SFAS) No. 123(R) minus all dividends, withdrawals and non-cash income divided by (ii) the sum of all current maturities of long-term debt and capital leases obligations, plus interest. Such Share Based Payments shall exclude for this covenant calculation purposes any expenses related to such Share Based Payments arising from payments in cash or other property; provided, the term “other property” shall not include stock, restricted stock or options to purchase stock. “Add-Backs” shall mean (1) $804,000 AT Kearney or other consulting provider acceptable to the Banks, for consulting expense incurred for fiscal quarter ending December 31, 2006, (2) $392,000 CEO severance charge incurred in fiscal quarter ending March 31, 2007, (3) an amount of AT Kearney consulting expenses not to exceed $450,000 to be incurred in fiscal quarters ending June 30, 2007, and (4) executive search fees in an aggregate amount not to exceed $100,000 to be incurred during fiscal quarters ending March 31, 2007 or June 30, 2007.

Section 2. Applicable Margin. In consideration for this Third Amendment and the waiver of non-compliance, the Applicable Margin (as defined in the Agreement) shall remain fixed at Tier Level IV notwithstanding anything to the contrary in the Agreement. Upon compliance by the Borrower of the Fund Flow Coverage Ratio on a consolidated basis of not less than 2.25 to 1.00 for two consecutive quarters, the Applicable Margin shall not be fixed at Tier Level IV and shall be calculated as set forth in the Agreement.

Section 3. Effect of Modification and Amendment of Agreement. The Agreement shall be deemed to be modified and amended in accordance with the provisions of this Third Amendment to the Agreement and the respective rights, duties and obligations of the Borrower and the Banks under the Agreement shall remain to be determined, exercised and enforced under the Agreement subject in all respects to such modifications and amendments in writing, and all the terms and conditions of this Third Amendment to the Agreement shall be part of the terms and conditions of the Agreement for any and all purposes. All the other terms of the Agreement shall continue in full force and effect subject to the amendments set forth herein.

Section 4. Representations and Warranties. The Borrower represents and warrants to the Banks as follows:

(a) Representations and Warranties in Agreement. The representations and warranties of the Borrower contained in the Agreement (i) were true and correct when made, and (ii) after giving effect to this Third Amendment continue to be true and correct on the date hereof (except to the extent of changes resulting from transactions contemplated or permitted by the Agreement, as amended hereby, and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date).

(b) Authority. The execution and delivery by the Borrower of this Third Amendment and the performance by the Borrower of all of its agreements and obligations under this Third Amendment within its corporate authority, have been duly authorized by all necessary corporate action and do not and will not: (i) contravene any provision of its charter documents or any amendment thereof; (ii) conflict with, or result in a breach of any material term, condition or provision of, or constitute a default under or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of its respective property under any agreement, deed of trust, indenture, mortgage or other instruments to which it is a party or by which any of its properties are bound including, without limitation, any of other agreements; (iii) violate or contravene any provision of any law, statute, rule or regulation to which the

Borrower is subject or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official applicable to the Borrower; (iv) require any waivers, consents or approvals by any of its creditors which have not been obtained; or (v) require any approval, consent, order, authorization or license by, or giving notice to, or taking any other action with respect to, any governmental or regulatory authority or agency under any provision of any law.

(c) Enforceability of Obligations. This Third Amendment and the Agreement, as amended hereby, constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, provided that: (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors; and (ii) the availability of the remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceedings for such remedies may be brought.

Section 5. Counterparts. This Third Amendment to the Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Section 6. Governing Law. This Third Amendment to the Agreement shall be construed in accordance with and governed by the laws of the State of Florida.

IN WITNESS WHEREOF, the Borrower and the Banks have caused this Third Amendment to the Agreement to be executed in their respective names to be hereunto by their duly authorized representatives, all as of the date first above written.

THE BORROWER:		THE BANKS:

SRI/SURGICAL EXPRESS, INC.		WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Wallace D. Ruiz	By:	/s/ Timothy J. Coop
Name:	Wallace D. Ruiz	Name:	Timothy J. Coop
Title:	Sr. Vice President & CFO	Title:	Senior Vice President

LASALLE BANK NATIONAL ASSOCIATION

		By:	/s/ Kimberly A. Bruce
		Name:	Kimberly A. Bruce
		Title:	First Vice President

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